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                                                           EXHIBIT 10.9

                            EMPLOYMENT AGREEMENT


           THIS EMPLOYMENT AGREEMENT (the "Agreement") entered into on

      November 15, 1993, by and between Maritrans Holdings Inc., a

      Delaware corporation (the "Company"), and Edward J. Flood

      ("Employee").

           WHEREAS, Employee is presently employed by the Company as

      its President; and

           WHEREAS, the Company and Employee desire to enter into a new agreement to provide for Employee's continued employment by the

      Company, upon the terms and conditions set forth herein,

      beginning as of April 1, 1993, the date of Employee's appointment to his current position;

           NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

           1.   Employment.  The Company hereby continues the

      employment of Employee, and Employee hereby accepts such

      employment and agrees to perform his duties and responsibilities hereunder, in accordance with the terms and conditions

      hereinafter set forth.  This Agreement shall supersede and replace the agreement entered into between Employee and Maritrans

      GP Inc., a predecessor of the Company, as of February 12, 1992,

      which shall be void as of the date hereof.

           1.1.  Employment Term.  The term of this Agreement (the

      "Employment Term") shall commence on April 1, 1993 and shall continue for an indefinite period until terminated in accordance with Section 5 or Section 6 hereof.
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           1.2.  Duties and Responsibilities.  During the Employment

      Term, Employee shall perform all duties and accept all

      responsibilities incident to such positions as are assigned to him by the Chief Executive Officer of Maritrans Inc., the parent corporation of the Company, (the "Parent Company") or as

      otherwise may be assigned to him by the Board of Directors of the

      Parent Company (the "Board").

           1.3.  Extent of Service.  During the Employment Term,

      Employee agrees to use his best efforts to carry out his duties and responsibilities under Section 1.2 hereof and, consistent with the other provisions of this Agreement, to devote his full time, attention and energy thereto.  Except as provided in

      Section 3 hereof, the foregoing shall not be construed as

      preventing Employee from making minority investments in other businesses or enterprises provided that Employee agrees not to become engaged in any other business activity which may interfere with his ability to discharge his duties and responsibilities to the Company.  Employee further agrees not to work either on a part time or independent contracting basis for any other business or enterprise during the Employment Term without the prior written consent of the Board.

           1.4.  Base Salary.

           (a)  For all the services rendered by Employee hereunder,

      the Company shall pay Employee the basic annual rate of

      compensation being paid to Employee as of the date hereof for each full year of the Employment Term ("Base Salary"), payable in
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      installments at such times as the Company customarily pays its other employees (but in any event no less often than monthly).

      Employee's Base Salary shall be subject to review and adjustment by the Board pursuant to its normal performance review policies for executives.  The Company shall be entitled to make proper withholdings from Employee's Base Salary (and all other payments of compensation under this Agreement) as required by law or agreed to by Employee.

           (b)  During the Employment Term, Employee shall also be (i)

      entitled to participate in such retirement, profit sharing,

      equity compensation, group insurance, medical and other fringe benefit plans, if any, as may be authorized from time to time by the Board in its sole discretion for executives of the Company,

      (ii) provided with reimbursement of expenses related to his employment by the Company on a basis similar to that which may be authorized from time to time by the Board in its sole discretion for executives of the Company generally, and (iii) entitled to vacation and holidays during the Employment Term in accordance with the Parent Company's normal policy.

           1.5.  Incentive Compensation.  In addition to the Base

      Salary set forth in Section 1.4 hereof, Employee shall

      participate in the Company's Executive Award Plan (which shall be substantially similar to that of the Parent Company unless the

      Board determines otherwise) and such other annual or long-term incentive compensation plans (including stock option and stock grant plans), if any, for executives generally, as may be
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      established from time to time by the Board in its sole

      discretion.  The terms and provisions of any such incentive compensation plan shall be determined in the sole discretion of the Board.

         2.   Confidential Information.  Employee recognizes and

      acknowledges that by reason of his employment by and service to the

      Company (both during the Employment Term and before or after it), he has had and will continue to have access to confidential information of the Company and its affiliates, including, without limitation,

      information and knowledge pertaining to products and services offered, innovations, designs, ideas, plans, trade secrets,

      proprietary information, distribution and sales methods and systems,

      sales and profit figures, customer and client lists, and

      relationships between the Company and its affiliates and other distributors, customers, clients, suppliers and others who have business dealings with the Company and its affiliates ("Confidential

      Information").  Employee acknowledges that such Confidential

      Information is a valuable and unique asset and covenants that he will not, either during or after the Employment Term, disclose any such Confidential Information to any person for any reason whatsoever without the prior written authorization of the Board,

      unless such information is in the public domain through no fault of

      Employee or except as may be required by law.

           3.   Non-Competition.

           (a)  During the Employment Term and for a period of one year thereafter, Employee will not, unless acting pursuant hereto or with
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      the prior written consent of the Board or in the event of a termination for "cause" under Section 5.3(d), directly or

      indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee,

      partner, principal, agent, representative, consultant or otherwise with or use or permit his name to be used in connection with, any business or enterprise engaged in a geographic area in which the

      Company or any of its affiliates is operating either during the

      Employment Term or on the date Employee's employment terminates, as applicable, presently on the East Coast of the United States or at any port in the Gulf of Mexico (whether or not such business is physically located within those areas) (the "Geographic Area"), in any business that is competitive to a business from which the

      Company or any of its affiliates derive at least five percent of its respective gross revenues either during the Employment Term or on the date Employee's employment terminates, as applicable.  It is recognized by Employee that the business of the Company and its affiliates and Employee's connection therewith is or will be involved in activity throughout the Geographic Area, and that more limited geographical limitations on this non-competition covenant are therefore not appropriate.

           (b)  The foregoing restriction shall not be construed to

      prohibit the ownership by Employee of less than one percent (1%) of any class of securities of any corporation which is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Securities Exchange Act of 1934, provided that such ownership represents a passive investment and that neither Employee
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      nor any group of persons including Employee in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business, other than exercising his rights as a shareholder, or seeks to do any of the foregoing.

           4.   Equitable Relief.

           (a)  Employee acknowledges that the restrictions contained in

      Sections 2 and 3 hereof are reasonable and necessary to protect the legitimate interests of the Company and its affiliates, that the

      Company would not have entered into this Agreement in the absence of such restrictions, and that any violation of any provision of those

      Sections will result in irreparable injury to the Company.  Employee represents that his experience and capabilities are such that the restrictions contained in Section 3 hereof will not prevent Employee from obtaining employment or otherwise earning a living at the same general level of economic benefit as anticipated by this Agreement.

      Employee further represents and acknowledges that (i) he has been advised by the Company to consult his own legal counsel in respect of this Agreement, and (ii) that he has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with his counsel.

           (b)  Employee agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of

      Sections 2 or 3 hereof, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.  In the event that any of the provisions of Sections 2 or
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      3 hereof should ever be adjudicated to exceed the time, geographic,

      service, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, service, or other limitations permitted by applicable law.

           (c)  Employee irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of Section 2 or 3 hereof, including without limitation, any action commenced by the Company for preliminary and permanent injunctive relief or other equitable relief, may be brought in the United States District Court for the Eastern District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Philadelphia County, Pennsylvania, (ii)

      consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection which Employee may have to the laying of venue of any such suit,

      action or proceeding in any such court.  Employee also irrevocably and unconditionally consents to the service of any process,

      pleadings, notices or other papers in a manner permitted by the notice provisions of Section 10 hereof.

           (d)  Employee agrees that he will provide, and that the Company may similarly provide, a copy of Sections 2 and 3 hereof to any business or enterprise (i) which he may directly or indirectly own,

      manage, operate, finance, join, control or participate in the ownership, management, operation, financing, control or control of,

      or (ii) with which he may be connected with as an officer, director,
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      employee, partner, principal, agent, representative, consultant or otherwise, or in connection with which he may use or permit his name to be used; provided, however, that this provision shall not apply in respect of Section 3 hereof after expiration of the time period set forth therein.

           5.   Termination.  The Employment Term shall terminate upon the occurrence of any one of the following events:

           5.1.  Disability.  The Company may terminate the Employment

      Term if Employee is unable fully to perform his duties and responsibilities hereunder to the full extent required by the Board by reason of illness, injury or incapacity for six consecutive months, or for more than six months in the aggregate during any period of twelve calendar months.  In such event, the Company shall have no further liability or obligation to Employee under this

      Agreement except for payments prescribed under any disability benefit plan which may be in effect for employees of the Company and in which he participated.  Employee agrees, in the event of any dispute under this Section 5.1, to submit to a physical examination by a licensed physician selected by the Board.

           5.2.  Death.  The Employment Term shall terminate in the event of Employee's death.  In such event, the Company shall pay to

      Employee's executors, legal representatives or administrators, as applicable, an amount equal to the installment of his Base Salary set forth in Section 1.4 hereof for the month in which he dies, and,

      thereafter, the Company shall have no further liability or obligation under this Agreement to his executors, legal
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      representatives, administrators, heirs or assigns or any other person claiming under or through him; provided, however, that

      Employee's estate or designated beneficiaries shall be entitled to receive (i) the payments prescribed for such recipients under any death benefit plan which may be in effect for executives of the

      Company, generally, (ii) an amount equal to one year of Employee's

      Base Salary at the time of his death, and (iii) a pro rata portion of the incentive compensation, if any, as referred to in Section 1.5 hereof, in respect of the year during which Employee died.

           5.3.  Cause.  The Company may terminate the Employment Term, at any time, for "cause" upon thirty days' written notice, in which event all liabilities and obligations of the Company under this

      Agreement shall cease, except for payment of Base Salary to the extent already accrued.  For purposes of this Agreement, Employee's employment may be terminated for "cause" if he (a) engages in gross misconduct, dishonesty, mismanagement, deliberate and premeditated acts against the interest of the Company or the Parent Company,

      (b) materially fails to perform or observe any of the terms or provisions of this Agreement, (c) is convicted of a felony or (d) is adjudged by the Board not to be satisfactorily performing his duties.

           5.4.  Other Terminations.

           (a)  Employee may terminate the Employment Term upon thirty days prior written notice to the Company if the Company fails to fulfill any of the material terms and provisions hereof including the failure to pay Employee any amounts payable hereunder within ten business days after the same shall be due and payable (and has not
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      cured any such failure by the end of the notice period).  In addition, the Company may remove Employee without cause from the position in which he is employed hereunder at any time upon written notice in which case the Employment Term shall end immediately upon the giving of such notice.  Upon any such termination or removal,

      Employee shall be entitled to receive, as liquidated damages for the failure of the Company to continue to employ Employee, only the amount due to Employee under the Company's then severance pay plan for employees.  No other payments or benefits shall be due under this Agreement to Employee and the Company shall have no further liability or obligation.

           (b)  Notwithstanding the foregoing, in the event that Employee executes a written release, substantially in the form attached hereto as Exhibit A, but subject to such changes as counsel to the

      Company may recommend, of any and all claims against the Company and all related parties with respect to all matters arising out of

      Employee's employment by the Company (other than his entitlement under any employee benefit plan or program sponsored by the Company in which he participated and under which he has accrued a benefit),

      and the termination thereof, Employee shall receive, in lieu of the payment described in subsection (a) hereof, which Employee agrees to waive, (i) a lump sum payment equal to twelve months of Employee's

      Base Salary, (ii) a lump sum payment equal to incentive

      compensation, as referred to in Section 1.5 hereof, for such twelve month period at the target percentage level in effect for the year during which Employee terminates this Agreement in accordance herewith or is removed, and (iii)(A) outplacement services, (B)
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      service credit, for purposes of determining the vesting of any stock options, performance units or other grants under any long term incentive plan of the Company or the Parent Company, for an additional twelve months, (C) a lump sum payment equal to the amount of benefits he would have received under the Company's pension,

      profit sharing and savings plans for such twelve month period, (D) a monthly amount (together with a tax equalization payment) for twelve months equal to the premium due under the Company's health benefit plan and (E) continuation of life insurance and long term disability benefits for twelve months at the level in effect at the time of such termination or removal.  No other payments or benefits shall be due under this Agreement to Employee and the Company shall have no further liability or obligation.

           (c)  Employee may voluntarily terminate the Employment Term upon thirty days' prior written notice for any reason;

      provided, however, that no further payments or benefits shall be due under this Agreement to Employee in that event and the Company shall have no further liability or obligation.

           5.5  No Mitigation. Employee shall not be required to mitigate the amount of any payment or benefit provided for in this Section 5 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for herein be reduced by any compensation earned by other employment or otherwise.

           6.   Payments Upon a Change in Control.

           6.1.  Definitions.  For all purposes of this Section 6, the following terms shall have the meanings specified in this Section

      6.1 unless the context clearly otherwise requires:
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           (a)  "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

           (b)  "Base Compensation" shall mean the average of the total cash remuneration received by Employee in all capacities with the

      Company, and its Affiliates, as reported for Federal income tax purposes on Form W-2, and any and all salary reduction authorized amounts under any of the Company's benefit plans or programs, but excluding any amounts attributable to the exercise of stock options by Employee, for the five calendar years (or such number of actual full calendar years of employment, if less than five) immediately preceding the calendar year in which occurs a Change of Control.

           (c)  "Beneficial Owner" of any securities shall mean:

                (i)   that such Person or any of such Person's Affiliates

                or Associates, directly or indirectly, has the right to

                acquire (whether such right is exercisable immediately or

                only after the passage of time) pursuant to any agreement,

                arrangement or understanding (whether or not in writing)

                or upon the exercise of conversion rights, exchange

                rights, rights, warrants or options, or otherwise;

                provided, however, that a Person shall not be deemed the

                "Beneficial Owner" of securities tendered pursuant to a

                tender or exchange offer made by such Person or any of

                such Person's Affiliates or Associates until such tendered securities are accepted for payment, purchase or exchange;
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                (ii)  that such Person or any of such Person's Affiliates

                or Associates, directly or indirectly, has the right to

                vote or dispose of or has "beneficial ownership" of (as

                determined pursuant to Rule 13d-3 of the General Rules and

                Regulations under the Exchange Act), including without

                limitation pursuant to any agreement, arrangement or

                understanding, whether or not in writing; provided,

                however, that a Person shall not be deemed the "Beneficial

                Owner" of any security under this subsection (ii) as a

                result of an oral or written agreement, arrangement or

                understanding to vote such security if such agreement,

                arrangement or understanding (A) arises solely from a

                revocable proxy given in response to a public proxy or

                consent solicitation made pursuant to, and in accordance

                with, the applicable provisions of the General Rules and

                Regulations under the Exchange Act, and (B) is not then

                reportable by such Person on Schedule 13D under the

                Exchange Act (or any comparable or successor report); or

                (iii) where voting securities are beneficially owned,

                directly or indirectly, by any other Person (or any

                Affiliate or Associate thereof) with which such Person (or any of such Person's Affiliates or Associates) has any

                agreement, arrangement or understanding (whether or not in writing) for the purpose of acquiring, holding, voting

                (except pursuant to a revocable proxy as described in the
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                proviso to subsection (ii) above) or disposing of any

                voting securities of the Company or the Parent Company;

           provided, however, that nothing in this subsection (c) shall cause a Person engaged in business as an underwriter of

           securities to be the "Beneficial Owner" of any securities

           acquired through such Person's participation in good faith in a firm commitment underwriting until the expiration of forty days after the date of such acquisition.

           (d)  "Change of Control" shall be deemed to have taken place if

                (i) any Person (except the Company or any employee benefit plan of the Company or of any Affiliate, any Person or

                entity organized, appointed or established by the Company

                for or pursuant to the terms of any such employee benefit

                plan), together with all Affiliates and Associates of such

                Person, shall become the Beneficial Owner in the aggregate of 20% or more of the common stock then outstanding of the

                Parent Company); provided, however, that no "Change of

                Control" shall be deemed to occur during any period in

                which any such Person, and its Affiliates and Associates,

                are bound by the terms of a standstill agreement under

                which such parties have agreed not to acquire more than

                30% of the Common Stock of the Parent Company then

                outstanding or to solicit proxies, or (ii) during any

                twenty-four month period, individuals who at the beginning of such period constituted the Board cease for any reason
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                to constitute a majority thereof, unless the election, or

                the nomination for election by the shareholders of the

                Parent Company, of at least seventy-five percent of the

                directors who were not directors at the beginning of such

                period was approved by a vote of at least seventy-five

                percent of the directors in office at the time of such

                election or nomination who were directors at the beginning of such period.

           (e)  "Normal Retirement Date" shall mean the first day of the calendar month coincident with or next following Employee's 65th birthday.

           (f)  "Person" shall mean any individual, firm, corporation,

      partnership or other entity.

           (g)  "Termination Date" shall mean the date of receipt of a

      Notice of Termination of this Agreement or any later date specified therein, as the case may be other.

           (h)  "Termination of Employment" shall mean the termination of

      Employee's actual employment relationship with the Company.

           (i)  "Termination upon a Change of Control" shall mean a

      Termination of Employment upon or within one year after a Change of

      Control either:

                (i)   initiated by the Company for any reason other than

                (x) the Employee's disability, as described in Section 5.1 hereof, (y) death, or (z) for "cause," as described in

                Section 5.3 hereof (other than in Section 5.3(d) hereof),
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                or (ii) initiated by the Employee upon any of the

                following occurrences:

                     (A)  any failure of the Company to comply with

                and satisfy any of the terms of this Agreement;

                     (B)  any significant reduction by the Company of the

                authority, duties or responsibilities of Employee;

                     (C)  any removal by the Company of Employee from the

                employment grade, compensation level or officer or

                director positions which he holds as of the effective date hereof;

                     (D)  the requirement that Employee undertake business

                travel to an extent substantially greater than is

                reasonable and customary for the position he holds

                pursuant hereto.

           6.2.  Notice of Termination.  Any Termination upon a Change of

      Control shall be communicated by a Notice of Termination to the other party hereto given in accordance with Section 10 hereof.  For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) briefly summarizes the facts and circumstances deemed to provide a basis for a Termination of Employment and the applicable provision hereof, and (iii) if the

      Termination Date is other than the date of receipt of such notice,

      specifies the Termination Date (which date shall not be more than 15 days after the giving of such notice).

           6.3.  Severance Compensation upon Termination.

           (a)  Subject to adjustment as provided in paragraph (b) below,

      in the event of Employee's Termination upon a Change of Control, the
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      Company shall pay to Employee, within fifteen days after the

      Termination Date (or as soon as practicable thereafter in the event that the procedures set forth in Section 6.10(b) hereof cannot be completed within 15 days), in lieu of any other payments required under any other Section of this Agreement, an amount in cash equal to 2.99 multiplied by his Base Compensation.

           (b)  In the event Employee's Normal Retirement Date would occur prior to twenty-four months after the Termination Date, the aggregate cash amount determined as set forth in (a) above shall be reduced by multiplying it by a fraction, the numerator of which shall be the number of days from the Termination Date to Employee's

      Normal Retirement Date and the denominator of which shall be 730.

           6.4.  Other Payments.  In the event of Employee's Termination upon a Change of Control, the Company shall also pay to Employee within fifteen days after the Termination Date, to the extent not theretofore paid, Employee's Base Salary through the Termination

      Date and a further amount equal to Employee's Base Salary in lieu of his unused vacation pay, if any, both calculated at the rate in effect on the Termination Date or, if higher, at the highest rate in effect at any time within the 90-day period preceding the

      Termination Date;

           6.5.  Termination of Non-Competition Requirements. In the event of a Termination upon a Change of Control, any non-competition agreements hereunder or otherwise executed by Employee, or any non-

      competition provisions binding on Employee in connection with any employee bonus, benefit, incentive or other plan or program provided
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      by the Company or any Affiliate, shall immediately terminate;

      provided, however, that this provision shall not terminate or otherwise modify the confidentiality provisions contained in Section

      2 hereof.

           6.6.  Enforcement.

           (a)  In the event that the Company shall fail or refuse to make payment of any amounts due Employee hereunder within the appropriate time period, the Company shall pay to Employee, in addition to the payment of any other sums provided in this Agreement, interest,

      compounded daily, on any amount remaining unpaid from the date payment is required until paid to Employee, at the rate from time to time announced by Mellon Bank (East) as its "prime rate" plus 2%,

      each change in such rate to take effect on the effective date of the change in such prime rate.

           (b)  It is the intent of the parties that Employee not be

      required to incur any expenses associated with the enforcement of his rights under this Agreement by arbitration, litigation or other legal action because the cost and expense thereof would

      substantially detract from the benefits intended to be extended to

      Employee hereunder.  Accordingly, the Company shall pay Employee on demand the amount necessary to reimburse Employee in full for all expenses (including all attorneys' fees and legal expenses) incurred by Employee in enforcing any of the obligations of the Company under this Section.

           6.7.  No Mitigation.  Employee shall not be required to

      mitigate the amount of any payment or benefit provided for in this

      Agreement by seeking other employment or otherwise, nor shall the
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      amount of any payment or benefit provided for herein be reduced by any compensation earned by other employment or otherwise.

           6.8.  Non-Exclusivity of Rights.  Nothing in this Agreement shall prevent or limit Employee's continuing or future participation in or rights under any benefit, bonus, incentive or other plan or program provided by the Company or any Affiliate and for which

      Employee may qualify; provided, however, that if Employee becomes entitled to and receives all of the payments provided for in this

      Agreement, Employee agrees to waive his right to receive payments under any severance plan or similar program applicable to all employees of the Company.

           6.9.  No Set-Off.  The Company's obligation to make the

      payments provided for in this Section and otherwise to perform its obligations hereunder shall not be affected by any circumstances,

      including, without limitation, any set-off, counterclaim,

      recoupment, defense or other right which the Company may have against Employee or others.

            6.10.  Certain Reduction of Payments.

           (a)  Anything in this Agreement to the contrary

      notwithstanding, in the event that it shall be determined that any payment or distribution by the Company to or for the benefit of

      Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment"),

      would constitute an "excess parachute payment" within the meaning of

      Section 280G of the Internal Revenue Code of 1986, as amended (the

      "Code"), and that it would be economically advantageous to Employee to reduce the Payment to avoid or reduce the taxation of excess
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      parachute payments under Section 4999 of the Code, the aggregate present value of amounts payable or distributable to or for the benefit of Employee pursuant to this Agreement (such payments or distributions pursuant to this Agreement are hereinafter referred to as "Agreement Payments") shall be reduced (but not below zero) to the Reduced Amount.  The "Reduced Amount" shall be an amount expressed in present value which maximizes the aggregate present value of Agreement Payments without causing any Payment to be subject to the taxation under Section 4999 of the Code.  For purposes of this Section 6, present value shall be determined in accordance with Section 280G(d)(4) of the Code.

           (b)  All determinations to be made under this Section 6 shall be made by Ernst & Young (or the Company's independent public accountant immediately prior to the Change of Control if other than

      Ernst & Young) (the "Accounting Firm"), which firm shall provide its determinations and any supporting calculations both to the Company and Employee within 10 days of the Termination Date.  Any such determination by the Accounting Firm shall be binding upon the

      Company and Employee.  Employee shall in his sole discretion determine which and how much of the Agreement Payments shall be eliminated or reduced consistent with the requirements of this

      Section 6.  Within five days after Employee's determination, the

      Company shall pay (or cause to be paid) or distribute (or cause to be distributed) to or for the benefit of Employee such amounts as are then due to Employee under this Agreement.
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           (c)  As a result of the uncertainty in the application of

      Section 280G of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Agreement

      Payments, as the case may be, will have been made by the Company which should not have been made ("Overpayment") or that additional

      Agreement Payments which have not been made by the Company could have been made ("Underpayment"), in each case, consistent with the calculations required to be made hereunder.  Within two years after the Termination of Employment, the Accounting Firm shall review the determination made by it pursuant to the preceding paragraph.  In the event that the Accounting Firm determines that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to Employee which Employee shall repay to the

      Company together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code (the "Federal Rate");

      provided, however, that no amount shall be payable by Employee to the Company if and to the extent such payment would not reduce the amount which is subject to taxation under Section 4999 of the Code.

      In the event that the Accounting Firm determines that an

      Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of Employee together with interest at the Federal Rate.

           (d)  All of the fees and expenses of the Accounting Firm in performing the determinations referred to in subsections (b) and (c)

      above shall be borne solely by the Company.  The Company agrees to indemnify and hold harmless the Accounting Firm of and from any and all claims, damages and expenses resulting from or relating to its determinations pursuant to subsections (b) and (c) above, except for claims, damages or expenses resulting from the gross negligence or willful misconduct of the Accounting Firm.

           6.11.  Settlement of All Disputes.

           (a)  In the event of any dispute, controversy or claim arising out of or relating to any provision of this Section 6 or Employee's

      Termination upon a Change in Control, the Company shall appoint as the sole and exclusive arbiter of such dispute, controversy or claim, a committee composed of two persons who were members of the

      Board at any time within five years prior to the Change of Control

      (which persons may, but need not be, directors of the Company at the time of such dispute, controversy or claim); provided, however, that no person shall be eligible to serve thereon who (i) is at the

      Termination Date, or shall have been at any time within one year prior thereto, an executive officer of the Company, or (ii) shall be or have been at any time related in any manner to or otherwise affiliated with, or was first nominated by, the corporation, Person or group whose acquisition of shares of Common Stock of the Parent

      Company has given rise to a Change of Control.  The decision of such committee and the award of any monetary judgment or other relief by such committee shall be final and binding upon Employee and the

      Company, and shall not be subject to appeal.  Judgment may be entered upon the decision and award of such committee by Employee or the Company in any court of competent jurisdiction.  The Company shall pay the persons selected pursuant to this subsection a reasonable fee for their services, and shall reimburse such persons for their expenses incurred in this capacity.  In addition, the

      Company shall, to the maximum extent permitted by law, indemnify and hold harmless such persons of and from any and all claims, damages or expenses of any nature whatsoever relating to or arising from their activities in this capacity.

           (b)  In the event that the Company shall be unable to appoint the committee referred to in (a) above after good faith efforts to do so, or in the event that such committee cannot reach a unanimous agreement, any remaining dispute, controversy or claim arising out of or relating to any provision of this Agreement or Employee's

      Termination upon a Change of Control shall be settled by arbitration in the City of Philadelphia, Pennsylvania, in accordance with the commercial arbitration rules then in effect of the American

      Arbitration Association, before a panel of three arbitrators, two of whom shall be selected by the Company and Employee, respectively,

      and the third of whom shall be selected by the other two

      arbitrators.  Each arbitrator selected as provided herein is required to be or have been a director or an executive officer of a corporation whose shares of common stock were listed during at least one year of such service on the New York Stock Exchange or the

      American Stock Exchange or quoted on the National Association of

      Securities Dealers Automated Quotations System.  Any award entered by the arbitrators shall be final, binding and nonappealable and judgment may be entered thereon by any party in accordance with applicable law in any court of competent jurisdiction.  This arbitration provision shall be specifically enforceable.  The fees of the American Arbitration Association and the arbitrators and any
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

      expenses relating to the conduct of the arbitration shall be paid by the Company.

           (c)  The party or parties challenging the right of Employee to the benefits of this Agreement shall in all circumstances have the burden of proof.

           6.12.  Successor Company.  The Company shall require any

      successor or successors (whether direct or indirect, by purchase,

      merger, consolidation, exchange or otherwise) to all or

      substantially all of the business or assets of the Company or its

      Affiliates as of the date hereof, by agreement in form and substance satisfactory to Employee, to acknowledge expressly that this

      Agreement is binding upon and enforceable against the Company in accordance with the terms hereof, and to become jointly and severally obligated with the Company to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or successions had taken place.  Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of the

      Agreement.  As used in this Agreement, the Company shall mean the

      Company as hereinbefore defined and any such successor or successors to its business or assets (or that of its Affiliates as of the date hereof), jointly and severally.

           7.  Survival.  Notwithstanding the termination of the

      Employment Term or this Agreement, Employee's obligations under

      Sections 2 and 3 hereof shall, except to the extent otherwise provided herein, survive and remain in full force and effect for the periods therein provided, and the provisions for equitable relief against Employee in Section 4 hereof shall continue in force.

           8.   Governing Law.  This Agreement shall be governed by and

      interpreted under the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws provisions.

           9.   Litigation Expenses.  Except as provided in Section 6.6

      above, in the event of a lawsuit by either party to enforce the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable costs, expenses and attorney's fees from the other party.

           10.  Notices.  All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

           If to the Company, to:

                 2600 One Logan Square
                 Philadelphia, PA 19103

            With a required copy to:

                Morgan, Lewis & Bockius
                2000 One Logan Square
                Philadelphia, PA  19103-6993
                Attention:  Robert J. Lichtenstein, Esquire

           If to Employee, to:

                Edward J. Flood
                P.O. Box 588, 1055 Gypsy Hill Road
                Gwynedd Valley, PA 19437
      or to such other names or addresses as the Company or Employee, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

           11.  Contents of Agreement; Amendment and Assignment.

           (a)  This Agreement supersedes all prior agreements and sets forth the entire understanding among the parties hereto with respect to the subject matter hereof and cannot be changed, modified,

      extended or terminated except upon written amendment approved by the

      Board and executed on its behalf by a duly authorized officer.

           (b)  Employee acknowledges that from time to time, the Company may establish, maintain and distribute employee manuals or handbooks or personnel policy manuals, and officers or other representatives of the Company may make written or oral statements relating to personnel policies and procedures.  Such manuals, handbooks and statements are intended only for general guidance.  No policies,

      procedures or statements of any nature by or on behalf of the

      Company (whether written or oral, and whether or not contained in any employee manual or handbook or personnel policy manual), and no acts or practices of any nature, shall be construed to modify this

      Agreement or to create express or implied obligations of any nature to Employee.

           (c)  All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives,

      successors and assigns of the parties hereto, except that the duties and responsibilities of Employee hereunder are of a personal nature and shall not be assignable or delegatable in whole or in part by

      Employee.

           12.  Severability.  If any provision of this Agreement or

      application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.

           13.  Remedies Cumulative; No Waiver.  No remedy conferred upon the Company by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity.  No delay or omission by the

      Company in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof,

      and any such right, remedy or power may be exercised by the Company from time to time and as often as may be deemed expedient or necessary by the Company in its sole discretion.

           14.  Miscellaneous.  All section headings are for convenience only.  This Agreement may be executed in several counterparts, each of which is an original.  It shall not be necessary in marking proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

           IN WITNESS WHEREOF, the undersigned, intending to be

      legally bound, have executed this Agreement on the date first above written.

                                        MARITRANS HOLDINGS INC.
      Attest:
               [SEAL]

      /s/ John C. Newcomb                By /s/ Gary L. Schaefer
      --------------------------------      ------------------------------
      Secretary                            Name:  Gary L. Schaefer
                                           Title: Treasurer

      Witness:

      /s/Anna S. Richmond               /s/Edward J. Flood
      --------------------------------      ------------------------------
                                           EDWARD J. FLOOD